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Exhibit 10.21

AGREEMENT

This Agreement, dated as of July 31, 2001, is made between UNOVA, Inc., a Delaware corporation (hereinafter called the "Company"), and Alton J. Brann (hereinafter called "Brann").

RECITALS

        1.    Brann desires to retire from the office of Chairman of the Board of the Company effective July 31, 2001, and to resign as a member of the Company's Board of Directors on that date.

        2.    The Company's Board of Directors has indicated that it is willing to accept such resignations.

        3.    The Supplemental Executive Retirement Agreement dated as of October 31, 1997, between the Company and Brann, as subsequently amended through the date hereof (as so amended, the "SERA"), provides that Brann may commence receiving a Retirement Benefit (as defined in the SERA) on or after attaining age 60.

        4.    The amount of Brann's Retirement Benefit under the SERA is determined, in part, by Brann's age at retirement.

        5.    Brann will be age 59 years and seven months at his proposed retirement date of July 31, 2001.

        6.    Brann has proposed that he surrender to the Company for cancellation all employee stock options to purchase shares of the Company's Common Stock presently held by Brann in exchange for the Company's agreement that, for purposes of the calculation of the amount of his Retirement Benefit under the SERA and the date on which payments may commence, Brann shall be deemed to have reached the age of 60 as of July 31, 2001.

        7.    The Board of Directors of the Company desires to accept Brann's proposal.

In consideration of the foregoing, the parties agree as follows:

        (a)  Brann hereby agrees to surrender, assign, and transfer to the Company on July 31, 2001, for cancellation all stock options, whether or not then exercisable, held by Brann or by any entity, including any family trust, to which Brann may have transferred such options, which options were granted under the UNOVA, Inc. 1997 Stock Incentive Plan and under the UNOVA, Inc. 1999 Stock Incentive Plan as more specifically listed and set forth in Exhibit A hereto. Brann agrees to execute and deliver to the Company such documents of assignment or other instruments as may be necessary or appropriate to effectuate the surrender for cancellation of such options and to file with the Securities and Exchange Commission and the New York Stock Exchange any such forms or other documents as in the opinion of the Company's General Counsel may be required or desirable.

        (b)  Brann represents and warrants that all options described in paragraph (a) are held either by Brann in his individual capacity or by Alton J. Brann and Anna J. Brann, Trustees of the Brann Revocable Trust created UTD April 7, 2000, and that such Trust has consented to this Agreement by its Trustees in a manner consistent with the terms of such Trust.

        (c)  Brann and the Company stipulate and agree that Brann's Retirement Benefit under the SERA will be computed in accordance with the following provisions: Brann's Average Earnings (as defined in the SERA) will be computed in accordance with the methodology set forth in the SERA and such Average Earnings will be multiplied by 47.5%, which is the factor applicable to Brann if he had attained age 60 and been credited with 25 or more years of service. The amount so determined shall be reduced by 12%, which represents a reduction at the rate of 1/2 of 1% for each month which would elapse between the date on which Brann shall attain the age of 60 and the date on which Brann shall attain the age of 62, all in accordance with the provisions of the SERA. The Offset Amount (as that term is defined in the SERA) shall then be subtracted from the amount computed pursuant to the foregoing sentence. The resulting Retirement Benefit shall be paid in monthly installments commencing on August 1, 2001, and shall be paid as a 100% joint and survivor annuity representing the Actuarial Equivalent of the amount determined (as a single life annuity) in accordance with this paragraph (c).

        (d)  Brann and the Company each stipulate, agree, and understand that Brann will request commencement of payment of his retirement benefits under the UNOVA Pension Plan and the UNOVA, Inc. Restoration Plan as of the first date payments may commence under the terms of such plans (which dates would be August 1, 2001, under the terms of the UNOVA Pension Plan and the first day of the month following the date Brann actually attains the age of 62 under the terms of the UNOVA, Inc. Restoration Plan). Brann's benefits under these plans will be determined in accordance with the terms of such two plans with reductions, where applicable, in the amount of the benefits to take into account reductions attributable to the commencement of payments on the earliest allowable dates. Thus the assumed retirement age of 60 utilized for purposes of computation of Brann's SERA benefit will play no role in the determination of benefits under the UNOVA Pension Plan or the UNOVA, Inc. Restoration Plan. The calculation of those components of the Offset Amount (as that term is used in the SERA) attributable to benefits which Brann receives under these two plans (or which he could have received assuming full participation at all times of eligibility) (but excluding any Part II benefits payable under the UNOVA, Inc. Restoration Plan) will be calculated in accordance with the terms of the SERA and in accordance with this paragraph (d).

        (e)  As provided in Article VI of the UNOVA, Inc. Management Incentive Compensation Plan, Brann shall be entitled to receive that portion of any Bonus for which he may qualify under the terms of such Plan (based on the degree to which Performance Goals applicable to Brann are satisfied) determined by multiplying the total amount of such Bonus by 7/12.

        (f)    The following provisions of the SERA are hereby incorporated by reference in this Agreement, mutatis mutandis: Section 9.3, Section 10.2, Section 10.3, Section 10.4, Section 10.5, Section 10.6, and Section 10.7.

The parties have signed this Agreement as of the day and date first above written.

UNOVA, INC.
By	/s/ DANIEL S. BISHOP

/s/ ALTON J. BRANN Alton J. Brann

Alton J. Brann and Anna J. Brann, not in their individual capacities but as Trustees of the Brann Revocable Trust created UTD April 7, 2000, hereby ratify the foregoing Agreement and agree that such Trust shall be bound by the terms thereof.

/s/ ALTON J. BRANN, TRUSTEE Alton J. Brann, Trustee

/s/ ANNA J. BRANN, TRUSTEE Anna J. Brann, Trustee

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Exhibit 10.21